EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-50595 of Showpower, Inc. on Form SB-2 of our report dated March 6, 1998, except for Note 17, as to which the date is May 19, 1998, (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in Showpower, Inc.'s estimated useful lives of and method of accounting for depreciation of property and equipment) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings 'Summary Consolidated Financial Information,' 'Selected Consolidated Financial Information' and 'Experts' in such Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
May 27, 1998